BEVERLY, Mass.--(BUSINESS WIRE)--June 9, 2003--Axcelis Technologies, Inc. (NASDAQ: ACLS) today announced that Neil Moses, executive vice president and chief financial officer, has left Axcelis to pursue other opportunities. Stephen G. Bassett has been appointed interim CFO while Axcelis conducts a search for a permanent replacement. Moses joined Axcelis shortly before the company's separation from Eaton Corporation in 2000 and assisted with the establishment of an independent finance function for Axcelis.

"Neil's departure gives Axcelis an opportunity to add new talent in strengthening our senior management team to drive our financial goals for 2003 and beyond," commented Mary Puma, president and CEO. "We continue to support our long term strategy and recognize the need to be aggressive in managing expenses. Strong leadership in our financial organization is crucial in achieving this objective."

Stephen Bassett served as an audit partner at Ernst & Young LLP for 15 years, where he managed auditing services for a variety of organizations, ranging from multinational Fortune 500 companies to emerging businesses. Since 1996, Mr. Bassett has offered his services as a senior financial consultant, advising on all aspect of financial and other administrative functions. Most recently, Bassett served as chief financial officer for Ezenia! Inc.

"We are pleased to have someone of Steve's caliber join the team," continued Puma. "We asked Steve to serve as interim CFO so we could proceed with a thoughtful search to fill the role for the long term. Although we have streamlined our management team over the last two years, we want to maintain strong leadership to ensure good governance at all times. Steve will ensure a smooth transition and guarantee the continuation of an effective finance organization that meets both internal and external working relationships."

Reiterated Second Quarter 2003 Guidance

Axcelis reiterated the guidance provided on May 1, 2003. Worldwide revenue (including revenues of Sumitomo Eaton Nova Corporation, or "SEN") for the quarter ending June 30, 2003 is expected to be in the range of $120 million to $130 million. Net revenue (excluding SEN) is expected to be in the range of $75 million to $85 million. Axcelis' net loss per share is projected to range from $0.10 to $0.12. Gross margins should be approximately 30% and Axcelis' share of SEN income and royalties should approximate $3 million. The company expects to achieve breakeven cash flow as working capital reductions should offset the projected operating loss.

Axcelis believes that the information regarding the aggregate quarterly revenues of SEN, a 50% owned unconsolidated subsidiary of Axcelis, combined with Axcelis' own sales for the quarter, is useful to investors. SEN's ion implant products are covered by a license from Axcelis and therefore the combined sales of the two companies indicates the full market penetration of Axcelis' technology.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements are based on management's current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key technology centers in Beverly, Massachusetts, and Rockville, Maryland as well as in Toyo, Japan through its joint venture, SEN. The company's Internet address is: www.axcelis.com.

CONTACT:
Axcelis Technologies, Inc.
Maureen Hart
978-787-4000
maureen.hart@axcelis.com

Mark Namaroff
978-787-4266
investor.relations@axcelis.com

Loomis Group
Stacy Grisinger
617-638-0022
grisingers@loomisgroup.com